Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Galaxy Payroll Group Limited on Amendment No. 10 to Form F-1 (File No. 333-269043) of our report dated October 17, 2023, except for Note 15 as to which the date is October 31, 2023, with respect to our audit of the consolidated financial statements of Galaxy Payroll Group Limited as of June 30, 2023 and for the year ended June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 9, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com